Exhibit 99.2

KLA-Tencor - Third Quarter Fiscal Year 2016 Stockholder Letter

•	Shipments of $769 million, a sequential increase of 5%;

•	Revenue of $712 million, roughly flat compared with the second quarter;

•	GAAP Gross Margin of 61.5%, and GAAP Operating Margin of 33.0%; Non-GAAP Gross Margin of 61.6%, and non-GAAP Operating Margin of 33.7%; and

•	GAAP Earnings per Share of $1.12 and Non-GAAP Earnings per Share of $1.15, with both measures finishing above the range of guidance. Non-GAAP Earnings per Share would have been at the top end of the range of guidance or $1.07 per share at the guided tax rate of 22%.

This letter includes certain GAAP and non-GAAP financial measures. Refer to the caption “Reconciliation of GAAP and Non-GAAP financial measures” for the reconciliation as well as other supplemental information.

Dear Stockholders:

KLA-Tencor performed well and consistent with our expectations in the third quarter of fiscal year 2016, demonstrating solid execution of our strategic objectives and delivering bookings, shipments, and revenue within the range of guidance, with GAAP and non-GAAP earnings per share finishing above the range of guidance for the quarter.

A key highlight in the quarter was initial bookings and shipments of multiple units of our next-generation “GEN5” Broadband Plasma Optical Inspection Platform. GEN5 delivers improved resolution and sensitivity as compared to previous generation optical systems, with a significant improvement in performance. Currently, this product is being used to debug advanced design rule process for both DRAM and Logic. We expect to begin recognizing revenue from GEN5 in the June quarter and expect several more units to revenue over the course of the calendar year.

March Quarter Bookings and Customer Highlights

KLA-Tencor will no longer provide bookings results or guidance, or quarterly backlog during the pendency of the merger with Lam Research. However, we will continue to provide end market order results to give investors insight into current order trends. End market order mix estimates for the June quarter are based on current forecasts.

Foundry customers contributed 60% of new systems orders in the March quarter. The Foundry bookings profile in the March quarter is directed at supporting leading edge development as customers prepare to ramp 10 nanometer capacity in the second half of calendar 2016. In addition, demand for 28 nanometer capacity fill-in projects remains solid, as Chinese customers continue to invest in capacity to support local market demand. Foundry bookings are expected to be approximately 50% of total systems orders in the June quarter.

Orders from Memory customers were 20% of new systems orders in the March quarter, with demand focused primarily on DRAM investment consistent with what we saw in the December quarter. Memory bookings are expected to be approximately 40% of total systems orders in the June quarter.

Logic was 20% of new systems orders in the March quarter, and up sequentially from the December quarter. Logic bookings in the June quarter are currently expected to be approximately 10% of the total system orders.

In terms of the distribution of orders by product group, Wafer Inspection was approximately 48% of new systems orders in the March quarter. Orders from the Patterning Group, which includes our mask inspection business, were approximately 20% of orders in the March quarter. The Service business contributed 27% of total bookings in the quarter, and non-Semi was approximately 5%.

These results affirm KLA-Tencor’s ongoing focus on providing superior value to customers both in terms of meeting market requirements with our latest generation inspection and metrology systems and delivering superior competitive offerings.

As we look ahead over the next several quarters, we expect continued order momentum and high levels of business activity, highlighted by strong customer acceptance of new products. Given the strength of our backlog and with the contribution from these new products, we are expecting revenue and earnings in the second half of calendar 2016 to be flat to up slightly compared to the first half results. These will also be key factors in what we are planning to be a year of growth for KLA-Tencor in 2016, against a backdrop of overall WFE investment that is expected to be roughly flat compared with calendar year 2015.

Financial Highlights

Revenue was $712 million in the quarter, and flat compared to the December quarter.

Non-GAAP Gross Margin in the quarter finished strong at 61.6%, with upside driven by a number of factors including favorable product mix, lower warranty costs, higher efficiency from manufacturing ramps to support June and second half shipment plans, and lower costs associated with new product introduction than originally modeled for the quarter.

Non-GAAP Operating Margin was 33.7% in the quarter, and total non-GAAP Operating Expenses were $199 million, finishing below the expected range of $205 million to $210 million due to some non-recurring cost benefits that occurred in the quarter. The lower operating expense levels we are seeing today are the result of good cost controls and reflect the benefits of strategic reorganization we executed over the course of the last calendar year. We expect quarterly operating expense levels to be in a range of $208 to $212 million over the near term.

Our effective tax rate was 17% in the quarter, below our long-term planning rate of 22% due to a higher mix of offshore earnings and some favorable adjustments to tax reserves in the quarter.

Non-GAAP Net Income for the March quarter was $179 million or $1.15 per fully diluted share. Non-GAAP Earnings per share would have been $1.07 at the tax planning rate of 22%. We ended the quarter with 156 million fully diluted shares outstanding.

Cash flow from operations was $111 million in the quarter, and we ended the quarter with $2.2 billion in cash and investments.

June 2016 Guidance

Looking ahead to the June quarter, we expect another quarter of solid demand with bookings, shipments and revenue increasing sequentially. We are encouraged by how well KLA-Tencor is positioned with new products and key enabling technologies to help support our customers’ growth strategies at the leading edge.

June quarter shipments are expected to be in the range of $775 million to $855 million, revenue is expected to be in the range of $810 million to $870 million, with non-GAAP earnings per diluted share in the range of $1.30 per share to $1.50 per share. GAAP earnings per diluted share is expected to be in the range of $1.27 per share to $1.47 per share.

In conclusion, given our market leadership, new products, growing service revenue, and with the benefit of our leaner cost structure, KLA-Tencor is well positioned for strong relative performance as we move forward in 2016, in terms of growth and earnings power.

Sincerely,

Rick Wallace, President and CEO	Bren Higgins, Executive Vice President and CFO

Forward-Looking Statements

Statements in this letter other than historical facts, such as statements regarding: foundry, logic and memory bookings as a percentage of total systems orders for the June quarter; future demand for our products; expected shipments, bookings, revenue and GAAP and non-GAAP earnings per diluted share in the June quarter; near term operating expense levels; revenues and earnings over the second half of calendar 2016; continued order momentum and levels of business activity over the next several quarters; and WFE investment in 2016, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors; the financial condition of the global capital markets and the general macroeconomic environment; new and enhanced product and technology offerings by competitors; cancellation of orders by customers; the ability of KLA-Tencor’s research and development teams to successfully innovate and develop technologies and products that are responsive to customer demands; KLA-Tencor’s ability to successfully manage its costs; market acceptance of KLA-Tencor’s existing and newly issued products; changing customer demands; and industry transitions. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this letter, please refer to KLA-Tencor’s Annual Report on Form 10-K for the year ended June 30, 2015, Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, and the joint Proxy Statement/Prospectus filed by us with the Securities and Exchange Commission on January 14, 2016, and other subsequent filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands)

	As of
	March 31, 2016	December 31, 2015	September 30, 2015
Cash and cash equivalents	$2,241,310	$2,241,425	$2,269,447
Accounts receivable, net	$624,818	$427,115	$460,813
Net DSO (Shipment)*	74 days	53 days	66 days
Inventories	$721,493	$691,786	$650,496
Inventory turns**	1.6x	1.7x	1.7x
Net cash provided by operating activities	$111,497	$100,324	$193,782
Capital expenditures, net	$8,954	$7,938	$7,341
Dividends paid	$82,109	$81,380	$101,674
Share repurchases	$—	$39,119	$142,592

*	DSO = Current net accounts receivable/(current quarter shipments/91 days)
**	Inventory turns = Cost of goods sold/average inventory

Distribution of Third Quarter Fiscal Year 2016 System Orders

The distribution of system orders by wafer front-end, segment and region during the second quarter of fiscal year 2016 is shown below in the following tables:

Wafer Front-End		Segment		Region
Foundry	60%	Wafer Inspection	48%	Taiwan	42%
Logic	20%	Service	27%	USA	19%
Memory	20%	Patterning	20%	Japan	15%
		Non-Semi	5%	Korea	9%
				China	6%
				Europe	5%
				SEA	4%

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands, except per share amounts)

Reconciliation of GAAP and Non-GAAP financial measures

	For three months ended March 31, 2016
	GAAP	Acquisition- related charges (a)	Restructuring, severance and other related charges (b)	Merger- related charges (c)	Income tax effect of non- GAAP adjustments (d)	Non-GAAP
Total revenues	$712,433	$—	$—	$—	$—	$712,433
Costs of revenues	274,599	(663)	(121)	(238)	—	273,577

Gross margin	437,834	663	121	238	—	438,856
Engineering, research and development	115,589	—	(5)	(508)	—	115,076
Selling, general and administrative*	87,407	(646)	(11)	(2,836)	—	83,914

Operating expenses	202,996	(646)	(16)	(3,344)	—	198,990

Income from operations	234,838	1,309	137	3,582	—	239,866
Other income (expense), net	(24,907)	—	—	—	—	(24,907)
Provision for income taxes	(34,154)	—	—	—	(1,535)	(35,689)

Net income	$175,777	$1,309	$137	$3,582	$(1,535)	$179,270

Net income per share	$1.12	$0.01	$—	$0.03	$(0.01)	$1.15
Weighted-average number of shares - diluted	156,429					156,429

Gross margin %	61.5%	0.1%	—%	—%	—%	61.6%
Operating margin %	33.0%	0.2%	—%	0.5%	—%	33.7%

*	Changes in the Executive Deferred Savings Plan liability and asset are recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The benefits associated with changes in the liability was $1.3 million and the losses associated with changes in the asset was $1.0 million for the three months ended March 31, 2016.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands, except per share amounts)

Reconciliation of GAAP and Non-GAAP financial measures

	For three months ended December 31, 2015
	GAAP	Acquisition- related charges (a)	Restructuring, severance and other related charges (b)	Merger- related charges (c)	Income tax effect of non- GAAP adjustments (d)	Non-GAAP
Total revenues	$710,245	$—	$—	$—	$—	$710,245
Costs of revenues	280,980	(663)	(470)	(67)	—	279,780

Gross margin	429,265	663	470	67	—	430,465
Engineering, research and development	118,272	—	(479)	—	—	117,793
Selling, general and administrative*	96,532	(646)	(793)	(8,753)	—	86,340

Operating expenses	214,804	(646)	(1,272)	(8,753)	—	204,133

Income from operations	214,461	1,309	1,742	8,820	—	226,332
Other income (expense), net	(28,986)	—	—	—	—	(28,986)
Provision for income taxes	(33,268)	—	—	—	(2,321)	(35,589)

Net income	$152,207	$1,309	$1,742	$8,820	$(2,321)	$161,757

Net income per share	$0.98	$0.01	$0.01	$0.05	$(0.01)	$1.04
Weighted-average number of shares - diluted	155,996					155,996

Gross margin %	60.4%	0.1%	0.1%	—%	—%	60.6%
Operating margin %	30.2%	0.2%	0.3%	1.2%	—%	31.9%

*	Changes in the Executive Deferred Savings Plan liability and asset are recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The expense associated with changes in the liability was $6.8 million and the gains associated with changes in the asset was $6.9 million for the three months ended December 31, 2015.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In thousands, except per share amounts)

Reconciliation of GAAP and Non-GAAP financial measures

	For three months ended March 31, 2015
	GAAP	Acquisition- related charges (a)	Restructuring, severance and other related charges (b)	Income tax effect of non- GAAP adjustments (d)	Non-GAAP
Total revenues	$738,459	$—	$—	$—	$738,459
Costs of revenues	320,282	(2,507)	(211)	—	317,564

Gross margin	418,177	2,507	211	—	420,895
Engineering, research and development	124,583	(700)	(680)	—	123,203
Selling, general and administrative*	98,608	(721)	(2,745)	—	95,142

Operating expenses	223,191	(1,421)	(3,425)	—	218,345

Income from operations	194,986	3,928	3,636	—	202,550
Other income (expense), net	(28,532)	—	—	—	(28,532)
Provision for income taxes	(34,816)	—	—	(1,840)	(36,656)

Net income	$131,638	$3,928	$3,636	$(1,840)	$137,362

Net income per share	$0.81	$0.02	$0.02	$(0.01)	$0.84
Weighted-average number of shares - diluted	162,794				162,794

Gross margin %	56.6%	0.4%	—%	—%	57.0%
Operating margin %	26.4%	0.5%	0.5%	—%	27.4%

*	Changes in the Executive Deferred Savings Plan liability and asset are recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The expense associated with changes in the liability was $6.3 million and the gains associated with changes in the asset was $6.4 million for the three months ended March 31, 2015.

KLA-Tencor Corporation

Condensed Consolidated Unaudited Supplemental Information

(In millions, except per share amounts)

Reconciliation of Q4 Fiscal Year 2016 Guidance Range

		Low	High
GAAP net income per diluted share		$1.27	$1.47

Acquisition-related charges	a	0.01	0.01
Merger-related charges	c	0.03	0.04
Income tax effects of above adjustments	d	(0.01)	(0.02)

Effect on net income per diluted share		0.03	0.03

Non-GAAP net income per diluted share		$1.30	$1.50

Weighted-average number of shares - diluted		156.6	156.6

Note: The guidance is as of April 26, 2016 and the merger-related charges represent our best estimate considering the information known as of the date of issuing the guidance. We undertake no responsibility to update the above in light of new information or future events. Refer to Forward-looking statements for important information.

We provide certain non-GAAP financial information and reconciliation of GAAP and non-GAAP financial measures, which are adjusted from results based on GAAP to exclude certain costs and expenses, as well as other supplemental information. The non-GAAP and supplemental information is provided to enhance the user’s overall understanding of our operating performance and our prospects in the future. Specifically, we believe that the non-GAAP information provides useful measures to both management and investors regarding financial and business trends relating to our financial performance by excluding certain costs and expenses that we believe are not indicative of our core operating results. The non-GAAP information is among the budgeting and planning tools that management uses for future forecasting. However, because there are no standardized or generally accepted definitions for most non-GAAP financial metrics, definitions of non-GAAP financial metrics (for example, determining which costs and expenses to exclude when calculating such a metric) are inherently subject to significant discretion. As a result, non-GAAP financial metrics may be defined very differently from company to company, or even from period to period within the same company, which can potentially limit the usefulness of such information to an investor. The presentation of non-GAAP and supplemental information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with United States GAAP.

a.	Acquisition-related charges includes amortization of intangible assets associated with acquisitions. Management believes that the expense associated with the amortization of acquisition related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives, and exclusion of these expenses allows comparisons of operating results that are consistent over time for both KLA-Tencor’s newly acquired and long-held businesses. Management believes excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

b.	Restructuring, severance and other related charges include costs associated with employee severance and other exit costs, impairment of certain long-lived assets. Management believes excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

c.	Merger-related charges that are directly related to the pending merger between KLA-Tencor and Lam as announced on October 21, 2015. Charges primarily includes costs for advisory services, appraisals, legal services, employee-related expenses and auditing services. Management believes that it is appropriate to exclude these items as they are not indicative of ongoing operating results and therefore limit comparability and excluding these items helps investors compare our operating performance with our results in prior periods as well as with the performance of other companies.

d.	Income tax effect of non-GAAP adjustments includes the income tax effects of the excluded items noted above. Management believes that it is appropriate to exclude the tax effects of the items noted above in order to present a more meaningful measure of non-GAAP net income.